Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of November 17, 2021 and effective as of October 25, 2021 (the “Effective Date”), is entered into by and between SAB BIOTHERAPEUTICS, INC., a Delaware corporation (the “Company”), and Samuel J. Reich, an individual residing at 3437 Prairie Ave, Miami Beach, FL 33141 (“Executive”).

1. POSITION AND RESPONSIBILITIES

1.1. Position. During the Term of this Agreement, Executive shall be employed by the Company to render services to the Company in the position of Executive Chairman, Board of Directors (the “Board”). In this capacity, Executive shall perform such duties and carry out such responsibilities as the Board may lawfully and reasonably request, including, but not limited to, assisting in (a) the development of corporate strategy for the Company’s near and long-term growth, (b) finance activities required to capitalize the Company, (c) opportunities for value-creating strategic partnerships and (d) expansion and implementation of relationships with government officials, and other stakeholders of critical importance to the Company, in each case working closely with the Company’s Chief Executive Officer and its direct reports. Executive shall abide by the lawful rules, regulations and policies of the Company as adopted or modified from time to time by the Company. Executive shall report to the Board.

1.2. Devotion of Time to the Company’s Business. During the Term, Executive shall devote substantially all his full business time, attention and skill to perform any assigned duties, services and responsibilities while employed by the Company, for the furtherance of the Company’s business, in a diligent, loyal and conscientious manner. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive may (a) manage Executive’s personal investments and affairs, and (b) perform charitable, non-profit and eleemosynary activities as long as such activities do not interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

1.3. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity. Executive will not use or bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person or entity.

1.4. Location of Employment. Executive’s principal place of business shall be in Miami Beach, Florida. In addition, Executive acknowledges and agrees that the performance by Executive of Executive’s duties shall require travel including, without limitation, travel to the Company’s headquarters in Sioux Falls, South Dakota.

2. COMPENSATION AND BENEFITS

2.1. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a base salary equivalent to Three Hundred Fifty Thousand Dollars ($350,000) per year (“Base Salary”), which shall be pro-rated for partial years during the Term. The Base Salary shall be paid in accordance with the Company’s then-current payroll practices. Executive’s Base Salary shall be reduced by withholding and deductions required by law. Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) for the purpose of determining increases, if any, based on Executive’s performance, the performance of the Company, then prevailing salary scales for comparable positions, inflation and other relevant factors. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.

2.2. Annual Bonus. Executive shall be eligible to receive an annual discretionary cash incentive award during the Term (“Annual Bonus”). All Annual Bonuses are subject to the terms and conditions of the then-current performance goals for a fiscal year, which goals shall be determined by the Compensation Committee on an annual basis. The Annual Bonus shall be not less than fifty percent (50%) of Executive’s Base Salary. The Annual Bonus will be paid in the calendar year following the calendar year to which the bonus relates, and at the same time as the other senior executives of the Company. Except as provided in Sections 3.4 and 3.5, to be eligible to receive an Annual Bonus, or any portion thereof, Executive must be actively employed by the Company at the time the Annual Bonus, if any, is paid.

2.3. Equity Awards. Executive shall receive a grant of equity-based compensation in the form of a nonqualified stock option grant (the “Initial Equity Award”) under the SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “Equity Plan”). The terms and conditions of the Initial Equity Award shall be documented in a corresponding nonqualified stock option equity award agreement between the Company and Executive. The Initial Equity Award will provide an option to purchase 350,000 shares of the Company’s common stock. The Initial Equity Award will vest over three years with 1/3 of the Initial Equity Award vesting on the one year anniversary of the grant date, and the remaining 2/3 of the Initial Equity Award vesting pro-rata on a monthly basis in twenty-four equal installments, provided that, in the event Executive’s service to the Company is terminated without Cause (as defined herein) or by the Executive for Good Reason (as defined herein), all then-unvested options shall accelerate in full upon Executive’s execution of a release of claims in favor of the Company and its affiliates in a form acceptable to the Company (the “Release”), as set forth in and pursuant to the Initial Equity Award Agreement. The exercise price of the Initial Equity Award shall be the closing price of the Company’s common stock on the date of the Initial Equity Award. From time to time, Executive may receive additional equity incentive awards under the Equity Plan (or under any other equity incentive plan adopted by the Company to supplement or succeed the Equity Plan) subject to such terms and conditions as the Compensation Committee, in its sole discretion, may determine (with the Initial Equity Award, the “Equity Awards”).

2.4. Benefits. Executive shall be entitled to participate in the benefits made generally available by the Company to similarly situated executives, subject to the eligibility requirements under the applicable provisions of such plan.

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2.5. Vacations. During the Term, Executive shall be entitled to twenty (20) days paid vacation per year, or such greater amount as may be earned under the Company’s standard vacation policy. Executive shall also be entitled to all paid holidays given by the Company in accordance with the Company’s regular paid holiday policy, as it may exist and be amended from time to time.

2.6. Expenses. During the Term, Executive is authorized to incur business expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company agrees to promptly reimburse Executive for all such business expenses, subject to necessary documentation. Without limiting the foregoing, during the Term, the Company shall reimburse Executive for Executive’s reasonable business travel expenses and lodging expenses (which include business class travel). For the avoidance of doubt, Executive may undertake business travel to such locations as Executive determines in Executive’s reasonable discretion are necessary to carry out Executive’s duties and responsibilities under this Agreement, including, without limitation, travel to the Company’s offices, site locations, conferences, and governmental meetings.

3. TERM AND TERMINATION OF EMPLOYMENT

3.1. Term. Executive shall be employed by the Company for an initial term commencing on the Effective Date and ending on December 31, 2022 unless sooner terminated by either party in accordance with this Agreement. This Agreement and the Term shall be automatically extended for successive additional one (1)-year terms, unless either party provides written notice of non-renewal at least ninety (90) days before the end of the then-current Term. The “Term” shall mean the period commencing on the Effective Date and continuing until terminated in accordance with Section 3.3 hereof.

3.2. Certain Definitions. The following terms, as used herein, have the following meanings:

(a) “Cause” means one or more of the following: (i) Executive’s material failure to perform his duties hereunder or the lawful directives of the Board or nominees thereof (other than as a result of illness or injury), (ii) the arrest or indictment for a felony or other criminal charge involving moral turpitude, (iii) Executive’s commission of any acts of personal dishonesty in connection with his responsibilities as an employee of the Company that could reasonably be expected to materially impair or damage the property, goodwill, reputation, business or finances of the Company or its affiliates, (iv) Executive’s material violation of the Company’s policies regarding ethics or conduct (including sexual harassment and other similar policies) that could reasonably be expected to impair or damage the property, goodwill, reputation, business or finances of the Company or its affiliates, or (v) Executive’s material breach of his obligations under the Confidentiality Agreement.

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(b) “Change of Control” means the occurrence of any of the following events: (i) a change in the ownership of the Company which occurs on the date that any one person or entity, or more than one person or entity acting as a group (collectively, a “Person” for purposes of this definition), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; (ii) during any period of 24 consecutive months, individuals who were members of the Board at the beginning of such period (the “Incumbent Directors”) cease at any time during such period for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the beginning of such period whose appointment or election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to an assumption of office occurs as a result of an actual or threatened proxy contest; or (iii) change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, or (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) “Change of Control Period” means the twelve (12) month period following a Change of Control.

(d) “Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 3.3, or Executive’s last date as an active employee of the Company before a termination of employment due to his death or Non-Renewal.

(e) “Disability” means a mental or physical condition that renders Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for four (4) or more consecutive months or for a total of six (6) months during any twelve (12) consecutive months.

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(f) “Good Reason” means, unless Executive has consented in writing thereto, the occurrence of any of the following: (i) the diminution of Executive’s title or material responsibilities, (ii) any reduction in Base Salary, (iii) the relocation of Executive’s primary work location to a location more than thirty (30) miles from Miami Beach, Florida, or (iv) a material breach by the Company of this Agreement which remains uncured despite reasonable efforts to cure.

3.3. Termination of Employment. Executive’s employment and the Term shall terminate on the first of the following to occur:

(a) Death. Automatically upon the date of death of Executive.

(b) Disability. Upon thirty (30) days’ prior written notice by the Company to Executive of a termination due to Disability.

(c) Termination for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate Executive’s employment upon delivery of written notice to Executive at least fifteen (15) days prior to his Date of Termination, unless Executive cures, if curable, such acts or omissions constituting Cause to the satisfaction of the Company prior to the expiration of such period.

(d) Termination without Cause. Upon thirty (30) days’ prior written notice by the Company to Executive of a termination of employment without Cause (other than due to death or Disability).

(e) Termination for Good Reason. Executive may terminate Executive’s employment for Good Reason by providing the Company twenty (20) days’ prior written notice (“Good Reason Notice”) setting forth in reasonable specificity the event that allegedly constitutes Good Reason (a “Qualifying Event”). To be effective, the Good Reason Notice must be provided to the Company within ninety (90) days of the initial occurrence of the Qualifying Event. The Company shall have a cure right during the twenty (20) day Good Reason Notice period, and, if not cured within such period, Executive shall terminate employment forty-five (45) days following the expiration of such cure period; provided, however, that if Executive does not terminate employment within forty-five (45) days following the expiration of such cure period, Executive shall not be permitted to terminate employment for Good Reason as a result of such specific Qualifying Event.

(f) Termination without Good Reason. Upon thirty (30) day’s prior written notice by Executive to the Company of Executive’s termination of employment without Good Reason.

(g) Non-Renewal. Unless otherwise agreed to by the parties, Executive’s employment shall terminate on the last day of the then-current Term if either the Company or Executive provides the other party with a written notice of non-renewal of this Agreement in accordance with Section 3.1 and the parties do not enter into a new employment agreement prior to the expiration of this Agreement (“Non-Renewal”).

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3.4. Compensation and Benefits Payable Upon of Termination of Employment Unrelated to a Change of Control.

(a) Payment of Accrued But Unpaid Compensation and Benefits. Upon Executive’s termination of employment for any reason outside of the Change of Control Period, Executive (or his Beneficiary following Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of Executive’s earned but unpaid Base Salary through his Date of Termination plus his accrued but unused vacation days at Executive’s Base Salary in effect as of his Date of Termination; plus (ii) any other benefits or rights Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in Section 3.4(b), Section 3.4(c) below or as expressly provided pursuant to the terms of any employee benefit plan, Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following his Date of Termination.

(b) Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 3.4(a) above, if Executive’s employment is terminated due to his death or Disability outside of the Change of Control Period, Executive (or his Beneficiary following Executive’s death) shall receive:

(i)	Executive’s accrued but unpaid Annual Bonus, if any, for the fiscal year ended prior to his Date of Termination payable at the same time annual bonuses for such fiscal year are paid to other key Executives of the Company;

(ii)	One hundred percent (100%) of Executive’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable; and

(iii)	reimbursement of the COBRA premiums, if any, paid by Executive’s spouse and dependents for continuation coverage for Executive’s spouse and dependents under the Company’s group health, dental and vision plans for a twelve (12) month period from the Date of Termination.

(c) Termination of Employment by the Company Without Cause, by Executive for Good Reason or Upon Non-Renewal by the Company. In addition to the compensation and benefits payable under Section 3.4(a) above, if Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason or upon Non-Renewal where it is the Company that provided written notice of non-renewal of this Agreement in accordance with Section 3.3, and such termination occurs outside of the Change of Control Period, and Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following Executive’s Date of Termination, Executive (or his Beneficiary following Executive’s death) shall receive:

(i)	Executive’s accrued but unpaid Annual Bonus, if any, for the fiscal year ended prior to his Date of Termination, payable at the same time annual bonuses for such fiscal year are paid to other key Executives of the Company;

(ii)	One hundred percent (100%) of Executive’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable;

(iii)	a severance payment payable in a single lump sum within five (5) business days after Executive’s Release becomes final, binding and irrevocable, in an amount equal to twelve (12) months of Base Salary; and

(iv)	reimbursement of the COBRA premiums, if any, paid by Executive for continuation coverage for Executive, his spouse and dependents under the Company’s group health, dental and vision plans for a twelve (12) month period from the Date of Termination.

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3.5. Termination of Employment by the Company Without Cause, by Executive for Good Reason or Upon Non-Renewal by the Company in Connection with a Change of Control. In addition to the compensation and benefits payable under Section 3.4(a) above, if Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason or upon Non-Renewal where it is the Company that provided written notice of non-renewal of this Agreement in accordance with Section 3.3, and such termination occurs during the Change of Control Period, and Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following Executive’s Date of Termination, Executive (or his Beneficiary following Executive’s death) shall receive:

(a) a single lump sum within five (5) business days after Executive’s Release becomes final, binding and irrevocable, equal to Executive’s accrued but unpaid Annual Bonus, if any, for the fiscal year ended prior to his Date of Termination;

(b) a single lump sum within five (5) business days after Executive’s Release becomes final, binding and irrevocable, equal one hundred percent (100%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs; provided that, for avoidance of doubt, the amount paid to Executive pursuant to this Section 3.5(b) will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs;

(c) one hundred percent (100%) of Executive’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable;

(d) a severance payment payable in a single lump sum within five (5) business days after Executive’s Release becomes final, binding and irrevocable, in an amount equal to twenty-four (24) months of Base Salary; and

(e) reimbursement of the COBRA premiums, if any, paid by Executive for continuation coverage for Executive, his spouse and dependents under the Company’s group health, dental and vision plans for a twelve (12) month period from the Date of Termination.

3.6. Terminations Within One Hundred and Eighty (180) Days Prior to a Change of Control. If (a) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 3.4(c) and (b) a Change of Control occurs within one hundred and eighty (180) days following Executive’s termination of employment, then upon the Change of Control, Executive shall be entitled to a lump-sum payment of the amount calculated under Section 3.5, less amounts already paid under Section 3.4(c).

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4. TERMINATION OBLIGATIONS

4.1. Return of Property. Executive agrees that all property (including without limitation all equipment, proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive or that Executive acquires by virtue of Executive’s employment belongs to the Company and shall be immediately returned to the Company upon termination of Executive’s employment, or immediately upon the Company’s request prior to Executive’s termination of employment.

4.2. Cooperation. Following any termination of employment, Executive shall reasonably cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also reasonably cooperate with Company (at the Company’s expense) in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company. If Executive has assigned one or more Inventions to the Company pursuant to this Agreement or otherwise, Executive shall reasonably cooperate with the Company in the execution of necessary legal documents to effectuate and complete such assignment.

5. NONDISCLOSURE.

5.1. Nondisclosure Obligations. Executive agrees that, during his employment by the Company and at all times thereafter, Executive will hold in strict confidence and will not use, disclose, lecture upon or publish any of the Company’s Proprietary Information, (defined in Section 5.2 below), Third Party Information (defined in Section 5.3 below), or Personal Information (defined in Section 5.4 below), except to the extent necessary to carry out his responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company other than Executive, or as otherwise required by law, in which case Executive shall promptly notify the Company of such requirement so that the Company is able to take appropriate measures to protect such Proprietary Information, Third Party Information or Personal Information.

5.2. Nondisclosure of Proprietary Information. “Proprietary Information” means all confidential and/or proprietary knowledge, data or information pertaining in any manner to the business of the Company unless (i) the information is or becomes generally known to the public through lawful means and through no fault of Executive; (ii) the information was part of Executive’s general knowledge prior to the initial disclosure of the information by the Company or any personal under a duty of confidentiality; or (iii) the information is disclosed to Executive without restriction by a third party who rightfully possesses the information under no duty of confidentiality. Executive agrees that he has the burden of proving the applicability of any of the forgoing exceptions. The definition of “Proprietary Information” includes but is not limited to any and all (a) technical, non-technical, scientific, biological and other information, computer software (whether in source code or object code form), programs, tools, data, research, designs, drawings, diagrams, plans, specifications, concepts, inventions, structure, improvements, products, prototypes, methods, techniques, know-how, trade secrets, hardware, devices, schematics, works in process, systems, technologies or applications; (b) financial and other information about costs, profits, markets, sales and pricing structures, customers, subscribers, donors, members, and bids; (c) plans, forecasts and strategies for business, marketing, future development and new product concepts; and (d) employee personnel files and information about employee compensation and benefits; in any form and whether or not labeled or identified as confidential or proprietary.

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5.3. Non-Disclosure of Third Party Information. Executive understands that he will receive from third parties confidential, proprietary or otherwise private information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, Executive will hold Third Party Information in the strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with Executive’s work for the Company, or unless expressly authorized by an officer of the Company in writing. Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination of employment for Cause under this Agreement and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information unless agreed to in writing to such use.

5.4. Non-Disclosure of Personal Information. Executive understands that the Company has received, and in the future will receive, personally identifiable information from employees, consultants or third parties including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company (“Personal Information”). During the term of Executive’s employment and thereafter, Executive will hold Personal Information in the strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Personal Information, except in connection with Executive’s work for the Company, or unless expressly authorized by an unrelated officer of the Company in writing. Executive understands that there are laws in the United States and other countries that protect Personal Information, and that Executive must not use Personal Information other than for the purpose for which it was originally used or make any disclosures of Personal Information to any third party or from one country to another without prior managerial approval.

5.5. Safeguarding Proprietary Information, Third Party Information or Personal Information. Executive understands that avoiding loss or theft of Proprietary Information, Third Party Information or Personal Information is an important part of Executive’s duties. Executive will not allow any other person to use his office access card or computer passwords, without prior approval by the Company. Executive will follow all lawful instructions from the Company, third parties with whom the Company does business about avoiding loss or theft of Proprietary Information, Third Party Information or Personal Information, including but not limited to placing appropriate legends upon documents signifying their sensitive nature. Executive will only use secure networks established by the Company when using Proprietary Information, Third Party Information or Personal Information. Executive will immediately report to the Company any loss or suspected loss of Proprietary Information, Third Party Information or Personal Information, and any suspicious activity such as external hacking attempts, or unusual internal activity.

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5.6. Disposal of Proprietary Information, Third Party Information or Personal Information. Given the sensitivity of Proprietary Information, Third Party Information and Personal Information, Executive agrees that Executive shall only dispose of such information by secure methods approved by the Company.

5.7. Responsibility to Seek Prior Approval. Executive understands and agrees that the sensitivity of Proprietary Information, Third Party Information or Personal Information requires Executive to exercise caution when handling such information. If Executive ever has any doubt or hesitation about how to handle Proprietary Information, Third Party Information or Personal Information, he understands and agrees that he must raise his concerns with the Board before acting.

5.8. Exceptions. Nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to the SEC or other governmental body, or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

6. Assignment of Inventions

6.1. Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property right or “moral rights” throughout the universe. “Moral Rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.2. Assignment of Inventions. Subject to Sections 6.3 and 6.5, Executive hereby assigns and agrees to assign in the future (when any such Invention or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of Executive’s right, title and interest in and to any and all Inventions (and all Proprietary Right with respect thereto) whether or not patentable or registerable under copyright or similar statues, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during Term. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 6, are hereinafter referred to as “Company Inventions”. The Company may (in its sole discretion and without obligation to do so), pursuant to established policy of the Company or its affiliates, agree to provide additional consideration for certain Inventions through a written agreement between the Company and Executive which specifically provides for such consideration only after such Inventions contribute to financial benefit of the Company or its affiliates; in all other cases, no consideration shall be paid. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable or in a commercial stage of development. To the extent allowed by law, this assignment of Inventions includes Moral Rights. “Inventions” collectively means any and all biological, scientific or other ideas, concepts, discoveries, developments, software, content, textual or artistic works, graphic, know-how, structures, designs, methods, products, techniques, processes, systems and technologies in any stage of development that are conceived, created, developed or reduced to practice by Executive or with others; any and all copyrights, moral rights, trademarks and any other intellectual property right therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction.

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6.3. Unassigned Inventions. Executive recognizes that this Agreement will not be deemed to require assignment of any invention that is developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, Proprietary Information, or Third Party Information, which is not related to Company’s actual or anticipated business, research and development, and which does not result from work performed by Executive for the Company.

6.4. Obligation to Keep Company Informed. During the Term, Executive will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others.

6.5. Government or Third Party. Executive also agrees to assign all his right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

6.6. Assist with Registration and Protection. In the event any Invention shall be deemed by the Company to be copyrightable, patentable or otherwise registrable or patentable Executive shall assist the Company (at its expense) in every way deemed necessary or desirable by the Company to protect the Inventions throughout the world, including without limitation, performing acts necessary for obtaining, maintaining and enforcing any applicable registrations and vesting the Company with full title. Should the Company be unable to secure Executive’s signature on any document necessary to apply for, obtain, or enforce any trademark, copyright, patent or other right or protection relation to any Invention, due to Executive’s incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by Executive.

6.7. Injunctive Relief. Notwithstanding the provisions of Section 8 of this Agreement concerning the arbitration of disputes, Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company shall be entitled to seek injunctive relief from a court in addition to any other available rights and remedies in case of any such breach or threatened breach.

7. LIMITED AGREEMENT NOT TO COMPETE OR SOLICIT

7.1. Non-Competition. During the term of this Agreement, and for a period of one (1) year immediately after the termination of Executive’s employment with the Company for any reason, including but not limited to voluntary termination by Executive or involuntary termination by Executive, Executive shall not, directly or indirectly, paid or unpaid, provide services as an employee, consultant, agent, principal, partner, manager, officer, or director for any person or entity who or which engages in the same or a substantially similar business as the Company in any countries in which the Company conducts business. For purposes of this Agreement, the Company is engaged in the business of researching, developing, producing and commercializing monoclonal and polyclonal antibodies and processes associated with this production including but not limited to antigen development and production as well as plasma production from large animal species.

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7.2. Non-Solicitation. During the Term of this Agreement, and for the period of one (1) year immediately after the termination of Executive’s employment with the Company for any or no reason, Executive shall not for any reason, either directly or indirectly; (a) solicit any of the Company’s existing customers worldwide, wither for benefit of Executive or for any other person; or (b) hire, solicit, induce, recruit or encourage any of the Company’s employees or contractors to leave the employ of the Company or cease providing services to the Company on behalf of Executive or on behalf of any person or entity.

7.3. Limitations; Remedies. Executive further agrees that the limitations set forth in Section 7 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the business of the Company. Notwithstanding the provisions of Section 8 concerning the arbitration of disputes, Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 7 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief from a court in addition to any other available rights and remedies in cases of any such breach or threatened breach.

8. ARBITRATION

8.1. The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to Executive’s employment with the Company, shall be submitted to mediation before a mutually agreeable mediator and such proceedings shall be held in the State of South Dakota. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration and such proceeding shall be held in the State of South Dakota. The claims covered by this Agreement (“Arbitrable Claims”) include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to a trial by jury in regard to Arbitrable Claims.

8.2. Claims Executive may have for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party’s right to obtain provisional remedies or interim relief from a court of competent jurisdiction.

8.3. Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. Company and Executive agree that arbitration shall be held in the State of South Dakota and shall be in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, before a single arbitrator licensed to practice. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. This Agreement to mediate and arbitrate survives termination of Executive’s employment.

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9. EXCESS PARACHUTE EXCISE TAX.

9.1. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code (the “Code”) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by Executive, to the extent permitted under Section 409A of the Code, such reduction shall first be applied to any severance payments payable to Executive under this Agreement, then to the accelerated vesting on any Equity Awards.

9.2. All determinations required to be made under this Section 9, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by either the Company or Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

10. SECTION 409A OF THE CODE

10.1. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder.

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10.2. Notwithstanding any provision in this Agreement to the contrary, if Executive is deemed on the date of Executive’s separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Section 409A of the Code, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code and the regulations issued thereunder that is payable due to Executive’s separation from service, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s separation from service, and (ii) the date of Executive’s death (the “Delay Period”). On the first day of the seventh (7th) month following the date of the Delay Period, all payments delayed pursuant to this Section 10 shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due to Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

10.3. To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

10.4. If under this Agreement, any amount is to be paid in two (2) or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

11. RECOUPMENT

11.1. Policy. Any incentive-based compensation received by Executive including Annual Bonus and Equity Awards, whether pursuant to this Agreement or otherwise, that is granted, earned or vested based in any part on attainment of a financial reporting measure, shall be subject to the terms and conditions of the Company’s Claw Back Compensation Policy, if any (the “Recoupment Policy”), and any other policy of recoupment of compensation as shall be adopted from time to time by the Board or any committee thereof as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted from time to time by the Company, are hereby incorporated by reference into this Agreement.

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11.2. Non-Indemnification and Advancement for Recoupment. The Company shall not be obligated to indemnify or advance funds to Executive for any payment or reimbursement by Executive to the Company of any bonus or other incentive-based or equity-based compensation previously received by Executive or payment of any profits realized by Executive from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934 or under the rules of the stock exchange on which the common stock of the Company is listed (including any such payments or reimbursements under Section 304 and 306 of the Sarbanes-Oxley Act of 2002, or pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing).

12. AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All right or remedies specified for a party herein shall be cumulative and in addition to all other right and remedies of the party hereunder or under applicable law.

13. ASSIGNMENT; BINDING EFFECT

13.1. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

13.2. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

13.3. Beneficiary. If the Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement as of the time of his death, or provided for herein subsequent to his death, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by the Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to the Executive’s estate. Such payments shall be made in accordance with the terms of this Agreement. The Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

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14. NOTICES

Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, SD 57104

Executive’s Notice Address:

Samuel J. Reich

3437 Prairie Ave

Miami Beach, FL 33141

15. SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deem enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

16. TAXES

All amounts paid under this Agreement shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

17. GOVERNING LAW

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, without regard to South Dakota conflict of laws principles.

18. INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

19. OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement (other than those in Sections 1.1 and 1.2) shall survive the termination of employment and the termination of this Agreement.

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20. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

21. AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

22. ENTIRE AGREEMENT

This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.

Executive acknowledges Executive has had the opportunity to consult legal counsel concerning this agreement, that Executive has read and understands the agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on Executive’s own judgment and not on any representations or promises other than those contained in this agreement.

[SIGNATURE PAGE FOLLOWS]

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In Witness Whereof, the parties have duly executed this Agreement as of the date first written above

SAB BIOTHERAPEUTICS, INC.		EXECUTIVE

By:	/s/ Christine Hamilton		/s/ Samuel J. Reich
Name:	Christine Hamilton	Name:	Samuel J. Reich
Title:	Chair,
SAB Compensation Committee

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